EXHIBIT 7

LaSalle Bank National Association	Call Date:	6/30/2005	ST-BK: 17-1520
Chicago, IL 60603			CERT: 15407

Transmitted to Fidelity as 0034729 on 07/29/005

Consolidated Report of Condition for Insured Commercial and

State-Chartered Savings Banks for June 30, 2005

All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter.

Schedule RC - Balance Sheet

				Dollar Amounts in Thousands
ASSETS
1. Cash and balances due from depository institutions (from Schedule RC-A):			RCFD
a. Noninterest-bearing balances and currency and coin (1)			0081	1,723,327
b. Interest-bearing balances (2)			0071	11,114
2. Securities:
a. Held-to-maturity securities (from Schedule RC-B, column A)			1754	87,542
b. Available-for-sale securities (from Schedule RC-B, column D)			1773	25,251,096
3. Federal funds sold and securities purchased under agreements to resell
a. Federal funds sold in domestic offices			B987	489,620
b. Securities purchased under agreements to resell (3)			B989	56,570
4. Loans and lease financing receivables (from schedule RC-C)
a. Loans and leases held for sale			5369	1,170,093
b. Loans and leases, net of unearned income	B528	38,290,359
c. LESS: Allowance for loan and lease losses	3123	638,362
d. Loans and leases, net of unearned income and allowance (item 4.b minus 4.c)			B529	37,651,997
5. Trading assets (from Schedule RC-D)			3545	453,401
6. Premises and fixed assets (including capitalized leases)			2145	267,603
7. Other real estate owned (from Schedule RC-M)			2150	9,019
8. Investments in unconsolidated subsidiaries and associated companies (from Schedule RC-M)			2130	0
9. Customers’ liability to this bank on acceptances outstanding			2155	21,444
10. Intangible assets
a. Goodwill			3163	181,613
b. Other Intangible assets (from Schedule RC-M)			0426	0
11. Other assets (from Schedule RC-F)			2160	2,377,053
12. Total assets (sum of items 1 through 11)			2170	69,751,492

(1)	Includes cash items in process of collection and unposted debits.
(2)	Includes time certificates of deposit not held for trading.
(3)	Includes all securities resale agreements in domestic and foreign offices, regardless of maturity.

LaSalle Bank National Association	Call Date:	6/30/2005	ST-BK: 17-1520
Chicago, IL 60603			CERT: 15407

Transmitted to Fidelity as 0034729 on 07/29/005

Schedule RC - Continued

				Dollar Amounts in Thousands
LIABILITIES
13. Deposits:			RCON
a. In domestic offices (sum of totals of columns A and C from Schedule RC-E, part I)			2200	30,995,562
	RCON
(1) Noninterest-bearing (1)	6631	7,362,995
(2) Interest-bearing	6636	23,632,567
			RCFN
b. In foreign offices, Edge and Agreement subsidiaries, and IBFs (from Schedule RC-E, part II)			2200	8,758,982
	RCFN
(1) Noninterest-bearing	6631	0
(2) Interest-bearing	6636	8,758,982
			RCON
14. Federal funds purchased and securities sold under agreements to repurchase:
a. Federal funds purchased in domestic offices (2)			B993	2,154,464
			RCFD
b. Securities sold under agreements to repurchase (3)			B995	6,625,578
15. Trading liabilities (from Schedule RC-D)			3548	158,127
16. Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases): From schedule RC-M			3190	10,984,891
17. Not applicable.
18. Bank’s liability on acceptances executed and outstanding			2920	21,444
19. Subordinated notes and debentures (4)			3200	540,000
20. Other liabilities (from Schedule RC-G)			2930	3,493,721
21. Total liabilities (sum of items 13 through 20)			2948	63,732,769
22. Minority Interest in consolidated subsidiaries			3000	67,296

EQUITY CAPITAL
			RCFD
23. Perpetual preferred stock and related surplus			3838	500,000
24. Common stock			3230	41,234
25. Surplus (exclude all surplus related to preferred stock)			3839	2,010,375
26. a. Retained Earnings			3632	2,928,358
b. Accumulated Other Comprehensive income.(5)			B530	471,460
27. Other Equity capital components (6)			A130	0
28. Total equity capital (sum of items 23 through 27)			3210	5,951,427
29. Total liabilities, minority interest, and equity capital (sum of items 21, 22, and 28)			3300	69,751,492

Memorandum

To be reported only with the March Report of Condition.	RCFD	Number
1. Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external auditors as of any date during 2004	6724	N/A

1	= Independent audit of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the bank

2	= Independent audit of the bank’s parent holding company conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the consolidated holding company (but not on the bank separately)

3	= Attestation on bank management’s assertion on the effectiveness of the banks internal control over financial reporting by a certified public accounting firm.

4	= Directors’ examination of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm. (may be required by state chartering authority)

5	= Directors’ examination of the bank performed by other external auditors (may be required by state chartering authority)

6	= Review of the bank’s financial statements by external auditors

7	= Compilation of the bank’s financial statements by external auditors

8	= Other audit procedures (excluding tax preparation work)

9	= No external audit work

(1)	Includes total demand deposits and noninterest-bearing time and savings deposits.
(2)	Report overnight Federal Home Loan Bank advances in Schedule RC, item 16 “other borrowed money.”
(3)	Includes all securities repurchase agreements in domestic and foreign offices, regardless of maturity.
(4)	Includes limited-life preferred stock and related surplus.
(5)	Includes net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges, cumulative foreign currency translation adjustments, and minimum pension liability adjustments.
(6)	Includes treasury stock and unearned Employee Stock Ownership Plan shares.